Email Subject: **Gaucho Holdings Stockholder Update - October 2023**

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GAUCHO
GROUP
HOLDINGS, INC.

GAUCHO BUENOS AIRES | ALGODON MANSION BUENOS AIRES | ALGODON WINE ESTATES WELLNESS RESORT | ALGODON WINE ESTATES PRIVATE ESTANCIAS | ALGODON FINE WINES SAN RAFAEL, MENDOZA


PIMA

Monday, October 16, 2023

Dear Stockholders,

In light of Gaucho Holdings' press release and 8K filings with the SEC on October 4, 2023 (Gaucho Group Holdings, Inc. Announces New Initiatives to Increase Stockholder Value - Sale of Non-core Assets Enables Company to Sharpen Focus on Key Business Ventures), we'd like to provide clarity on the valuation of our assets.

Gaucho Holdings' portfolio is comprised of substantial real estate assets in Argentina, and we are acutely aware of the divergence between our assets' inherent value and the present market capitalization of our Company. Our VINO stock is currently trading at a significant discount relative to the intrinsic value of our real estate assets, and we are determined to undertake necessary actions to bridge this disparity, starting with the sale of non-core assets and even extending to other assets if required.

For example, despite Algodon Mansion's current book value of USD 975,000, the combined expenditure for the acquisition and extensive renovations of the property into a celebrated 5-star luxury hotel underscores our conviction of its true intrinsic value, currently listed — and we believe this asset can sell for between USD 8 to 10 million. It's very important to note the primary driver for this value discrepancy stems from the economic conditions at the time of acquisition when the currency exchange was 3 Argentine Pesos to 1 United States Dollar (USD). The present-day landscape showcases a dramatically altered exchange rate, which recently reached a new low of approximately 1,000 Argentine Pesos to 1 USD. (Given Argentina's ongoing inflationary challenges, it is essential to note that the US Government and the SEC have responded by implementing stringent accounting rules. They've conservatively set the Peso-USD exchange rate at 28 to 1, far removed from the actual prevailing rate.)

Furthermore, we believe we can sell our non-core real estate assets in San Rafael and Cordoba, Argentina for approximately USD 2.7 million. We plan to aggressively pursue the sale of our non-core assets, as well as our Algodon Wine Estate lots, following the upcoming elections in Argentina, anticipating a heightened appetite thereafter in the real estate market.

By divesting these non-core real estate assets, we can channel our energies more effectively towards our mainstay ventures. Our ongoing efforts are directed at unlocking the potential of these assets to amplify stockholder value. Additionally, we have a lineup of initiatives in the pipeline, further aiming to enhance the value for our stockholders.

We see Argentina on the brink of a positive catalyst. After enduring decades of hyperinflation, rapid peso devaluation, and lack of investor confidence, there's a noticeable shift in the country's outlook. Argentina's upcoming election this month could bode well for real estate and the economy. There's speculation about Argentina potentially dollarizing its economy. Should this materialize, banks might revert to the traditional retail banking approach of providing mortgages—a market that is currently almost non-existent in Argentina. This shift could profoundly bolster real estate values in the country.

Doug Casey, a recognized authority in offshore investing, recently shared an intriguing take on Argentina's potential future in the wake of its elections. He remarked, “It could be the most dramatic thing that’s happened politically since at least World War II. Anywhere. Why? Because (the front runner is) an AnCap libertarian who’d like to abolish the State—or come as close as possible. If he’s elected…he’ll make every move possible to eliminate—not just reduce—as many government departments as possible as quickly as possible. And most people seem oblivious to it.”

We agree with Casey's sentiments. We believe we're on the brink of a transformative era that might very well redefine Argentina's economic trajectory. Our optimism drives us to intensify our efforts in developing more real estate and acquiring cash-flow-producing properties, available at a fraction of global costs. We don't anticipate an overnight transition from a struggling economy to greatness, but rather a move from challenging to less challenging, which can significantly impact the value and global interest in Argentine assets. We've long championed the idea of contrarian investments, beyond the conventional sphere of USD-based assets, especially focusing on land in Argentina, which we firmly believe represents one of the most compelling investment opportunities in the world today.

We have multiple strategies in the works, all designed to progressively boost stockholder value. Given the unfolding political and potential economic shifts in Argentina, we cautiously anticipate new opportunities. We are excited about harnessing these prospects, and we hope you'll continue to accompany us on this opportunistic journey. Your continued support is invaluable to us, and we are deeply grateful for the trust you place in Gaucho Holdings.

We remain committed to keeping you informed about our forthcoming initiatives aimed at enhancing value, and we are optimistic about the upcoming 4th quarter, during which we anticipate heightened sales, especially with the holiday season around the corner. Both our Gaucho Flagship store in Miami and online platform (Gaucho.com) are poised to benefit from this surge, not to mention the anticipated growth in our wine and vineyard estate sales. We eagerly look forward to sharing these milestones with you.

Sincerely,

Scott L. Mathis Founder,
Chief Executive Officer and Chairman of the Board of Directors
smathis@gauchoholdings.com
www.GauchoHoldings.com

Cautionary Note Regarding Forward-Looking Statements

The information discussed in this stockholder update includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein concerning, among other things, changes to exchange rates and their impact on the Company, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and are not (and should not be considered to be) guarantees of future performance. Refer to our risk factors set forth in our reports filed on Edgar. The Company disclaims any obligation to update any forward-looking statement made here.

GAUCHO GROUP HOLDINGS, INC.

112 NE 41st Street, Suite #106 Miami, FL 33137